Exhibit 4.6

OPTION CONTRACT FOR THE PURCHASE OF
MINING CONCESSIONS

RÍO CÓNDOR RESOURCES S.A.

AND

CONTRERAS VILLAR, MARIO LEONCIO

In Copiapó, on January 23, 2010, before me [NOTARY MENTIONS], there appear: (a) RÍO CÓNDOR RESOURCES S.A., closely held stock corporation engaged in mining, taxpayer number 76,072,443-2 properly represented, as will be evidenced by Mr. FRANCISCO SCHUBERT SEIFFERT, Chilean, divorced, mechanical engineer, national identification card number 6,095,824-6 and Mr.

MARCELO ANTONINO OLIVARES CABRERA, Chilean, unmarried, lawyer, national identification card No. 10,703,661-K, all domiciled in the city of Santiago and in transit in this city, at Camino del Sol number 3895-7 Borough of Lo Barnechea, hereinafter indistinctly “RCR” or the “Beneficiary”; (b) Mr. MARIO LEONCIO CONTRERAS VILLAR, Chilean, pensioned, married and with full separation of property, national identification card number 2.800.468 -0, domiciled in this city at No. 177 Vicuña St., Borough of Copiapó hereinafter indistinctly and as may be pertinent the “Offeror” or the “Mortgagor” and (c) Mr. LUIS JUAN DEPETRIS DEFLORIAN, Chilean, married, and with full separation of property, entrepreneur, national identification card number 6.462,196 -3, pro se and on behalf, as will be evidenced Asesorías e Inversiones Invermondo Limitada, limited liability company engaged in the business of its denomination, TPN 77.931.440 -1, both domiciled in the city of Santiago, and in transit through this city, at Avenida Eduardo Frei Montalva number 9870, Borough of Quilicura, hereinafter indistinctly and jointly the “Mortgagee”, the appearing parties of legal age who evidenced their identity with the aforementioned cards and state:

FIRST: MINING CONCESSIONS SUBJECT OF THE CONTRACT.

The Offeror declares that it is the only and exclusive owner of the mining claims called “SIMONETTA UNA AL VEINTE”, whose constitutive sentence and survey certificate are registered on folio 747 over, number 182 of the Property Registry corresponding to the year two thousand of the Registrar of Mines of Copiapó that constitutes the title of domain in the name of the Offeror. For all purposes of this Contract, the Offeror declares that the mining claims identified above are in accordance with the law and properly registered, that they are not affected by encumbrances, prohibitions, embargoes or litigations with the exception of the mortgage and prohibition indicated in the following seventh clause of this instrument. Likewise, the Offeror declares that the claim frees of such mining concessions are properly paid and up to date. The situation of location and extension of the mining claims identified above, is detailed in their survey certificate and drawing and also in the drawing that forms Annex A, which properly signed by the parties, is understood to form part of this instrument, being notarized under the same repertory of this deed.

 SECOND. DENOMINATION OF THE CONCESSIONS.

The parties agree that the group of mining claims identified in the first clause above, including, if relevant, petitions and/or manifestations or mining concessions that the Offeror, pro se or by a representative, may register in its name and are located fully or partially in the area covered by these mining claims and indicated in the drawing that forms Annex A of this contract, constitute the object of the mining Option subject of this contract, which will be called hereinafter for the purposes of this contract, the “Properties”.

THIRD. PURPOSE OF THE CONTRACT.

The Offeror hereby grants in favor of RCR Option to buy and offers irrevocably to sell, assign and transfer, in the terms of article 169 final paragraph of the Mining Code, the Properties identified in the first clause of this instrument in the way, terms and modalities that are expressed in the following clauses, hereinafter indistinctly the “Option”. Mr. FRANCISCO SCHUBERT SEIFFERT and Mr. MARCELO ANTONINO OLIVARES CABRERA, in the representation with which they are vested, hereby accept for RCR, in the terms of article 169 of the Mining Code, the Option referred to, RCR reserving the faculty of accepting or rejecting the offer in the form, conditions and modalities that are expressed in this instrument. The period in which the Beneficiary of the Option or its assignees or successors may freely accept or reject the offer to purchase the properties, will expire at midnight of the last day of the period of forty eight months, as of this date. Therefore, at any moment before the expiration of such period, RCR, or whoever may succeed it in its rights, if up to date in the payments referred to in clause six, may express its will to enter into the purchase sale, in which case it must only pay the balance of price that is pending, after imputing the sums already paid, in accordance with the sixth clause of this contract. In the event that RCR or whoever may succeed it in its rights, does not express its intention within the period indicated or does not pay any one of the installments that are detailed in letters (b) to (f) of numeral six one of the following sixth clause, it will be understood that it does not desire to persevere in the business and consequently the Option will expire. The payment of the sums pending payment of the price of purchase sale at the time the Option is exercised, must be made directly to the Offeror or whoever may represent it especially for this purpose or else, if it cannot be done in that way, leaving in the hands of the Notary before whom the deed of acceptance of the offer is issued, that will be the same Notary who attests to his deed or whoever may replace, substitute or succeed him, sight draft issued in favor of the Offeror and of the Mortgagee, if pertinent, with instructions granted to such notary to deliver to the Offeror and the Mortgagee, if pertinent, or whoever represents its rights, such document once the registration of the Properties is evidenced in favor of the Beneficiary, free from any encumbrance, prohibition, embargo or litigation.

 The acceptance of the offer must be expressed within the time period indicated, through a public deed delivered before the Notary who attests, or whoever may replace or succeed him in his Notary, copy of which, together with copy of the instructions of payment of any balance pending payment of the price at the date of the exercise of the Option as indicated previously, must be sent to the Offeror to the domicile indicated in the appearance of this instrument or that which has been reported in writing to the Beneficiary before the time or acceptance, through certified letter on the business day following that of the delivery of the public deed of acceptance. The same notice shall be sent to the Mortgagee in the event that at the date of the acceptance any of the payments indicated in section 7.3 of the seventh following clause is pending. In such event , the Registrar of Mines of Copiapó, having in sight the certified copy of this deed and an authentic copy of the deed of acceptance delivered by RCR or by whoever may succeed him as Beneficiary or assignee of the Option, shall register the domain of the Properties in favor of RCR or, if this is the case, in the name of its successors or assignees, in accordance with what is provided in the final paragraph of Article 169 of the Mining Code. Likewise with the sole merit of the deeds referred to and at the request of their bearer, the Registrar of Mines of Copiapó will proceed to release and cancel the prohibitions and limitations that are hereby constituted in favor of the Beneficiary of the Option and to make the annotations of release on the margin of the registrations that are made of this Option in the pertinent Records of such Registrar. The parties agree that for the acceptance that is issued by RCR for this purpose it is a requirement that the attesting Notary shall leave evidence that RCR has delivered a sight draft in favor of the Offeror and of the Mortgagee if pertinent, with the unpaid balance of the price at the date of acceptance of the Option. In the event that for any reason or motive RCR does not exercise the purchase Option of the Properties subject of this contract, any sum already paid to the Offeror on account of the price of the purchase sale offered, shall remain in its favor in the way of an advanced and only indemnification of any damage that could be caused if the Option is not exercised. If RCR according to what has been contracted should refuse the Option and does not exercise it within the period fixed, with the sole merit of this deed, or of the document in which the Beneficiary of his Option expresses its decision not to exercise it, the Offeror may request the Registrar of Mines of Copiapó mentioned previously to release and cancel any registration, subregistration and annotation that may have been made in relation with this contract.

FOURTH. AUTHORIZATION OF EXPLORATION

According to what is provided by article 53 second paragraph of the Mining Code, and in its case, by the articles 107, 113 and 116 of the same legal body, the Offeror hereby grants to RCR authorization to perform all the works that are necessary to recognize the geologic potential of the lands comprised by the Properties subject of this Contract. The Offeror authorizes RCR, hereby, to carry out exclusively exploration and prospecting operations on the Properties throughout the duration of this contract. Making use of the right of exploration and within the term indicated RCR is understood authorized to effect pro se and through its technical personnel or with the concourse or participation of third parties all kinds of investigation, reconnaissance, exploration and prospecting, being able to make test pits, perform analyses, drilling, galleries, tunnels, roads and other reconnaissance work. RCR will also be especially authorized to request in favor of the Properties, mining easements of those contemplated in articles 120 and following and 126 and following of the Mining Code, RCR being responsible for the payment of the compensations or indemnifications to which the constitution of such easements gives rise while this Contract is effective, without any charge for the Offeror. RCR will be responsible for all the activities executed in the Properties subject of this contract. Likewise, RCR binds itself to carry out its activities in accordance with the technical guidelines, of protection to the environment and of safety established in the pertinent legal and regulatory norms, requesting the permits and authorizations that may be relevant. In no event will RCR assume responsibility of any kind for the conditions of the place where the mining claims are located, derived from the activities developed prior to this date, responsibility that is of exclusive account of the Offeror.

FIFTH: MAINTENANCE OF THE PROPERTIES.

5.1. While this Contract is effective, it will be the responsibility of RCR to perform all the actuations that mining legislation contemplates destined to the defense of the Properties from all actions of third parties that pretend to obtain their expiration or extinction or overlapping, RCR being obliged to take charge only while this contract is effective, of the full and timely payment of the claim fees to which the Properties are liable, under its exclusive cost and responsibility, as well as any cost related with the maintenance and protection of the Properties, without any charge to the Offeror, nor for which restitution can be claimed, nor impute to the price of the purchase sale agreed.

5.2. The parties leave on record that RCR, acting in the name and in representation of the Offeror will be hereby authorized to cover the Properties with a layer of exploration and/or exploitation mining concessions that overlap them, concessions that if the Option is not exercised must be transferred to the Offeror by RCR in the stage of proceedings in which they are, free from cost for the Offeror.

5.3. In order to authorize RCR to defend the Properties judicially, including the request for mining legal easements in favor of the Properties the Offeror hereby grants to RCR special mandate, as broad as necessary for the proper fulfillment of its commission, mandate that can Be exercised by RCR through any of its ordinary or special attorneys in fact, releasing it from the obligation to render account of its omission, RCR informing the Offeror in a timely manner about the actuations that they may perform under this mandate at their sole request.

SIXTH. PRICE OF THE PURCHASE SALE OFFERED.

6.1. It will be the equivalent of a million dollars to be paid by RCR on the following opportunities: (a) thirty thousand dollars that RCR pays in this act, for their equivalence in national currency of 14,962,500 Chilean pesos through check number 007237897 of Banco Security in the name of the Offeror, MARIO LEONCIO CONTRERAS VILLAR, according to the value of the observed exchange rate publicized on Friday January 22, 2010 by the Central Bank of 498.75 per dollar of the United States of America, the Offeror declaring that it has received it to its full satisfaction; (b) ten thousand dollars after six months have elapsed from the date of this deed, that is at the latest on July 23, 2010; (c) sixty five thousand dollars after twelve months have elapsed from the signing of his deed, this is, at the latest on January 23, 2011, without prejudice to what is indicated in section 7.3 of the following seventh clause; (d) one hundred and fifty thousand dollars after 24 months have elapsed from the signing of this deed, that is, at the latest on January 23, 2011 without prejudice to what is indicated in the section 7.3 of the following seventh clause; (e) two hundred and forty five thousand dollars after 36 six months have elapsed from the signature of this deed, that is, at the latest on January 23, 2013; and (f) five hundred thousand dollars after 48 months have elapsed from the signing of this deed, that is, at the latest on January 23, 2014, and against the acceptance by RCR of the offer and the registration in its name of the Properties in the Property Registry of the Registrar of Mines of Copiapó. In the event RCR should decide to exercise the Option before the expiration of the period of 48 months of effectiveness of the Option subject of this letter, it must advance the payment of any sum that on account of the fixed price of the purchase sale that it owes on the date of the exercise of the Option in such a way that the fixed part of the price of the purchase sale price is fully paid.

6.2 If RCR wishes to desist from the Option subject of this Contract, it promises to communicate it in writing to the Offeror in a period that cannot be less than thirty days from the expiration date of the payment which must be effected on account of the fixed part of the purchase sale price. In the event that for any reason or motive RCR delays in effecting a payment of those detailed in letters (b) to (f) referred to previously, then RCR will have a waiting period of fifteen days from the date of expiration of the respective installment to get up to date in the payment. If RCR does not make the pertinent payment within such term, it will be understood that it desists from exercising the Option, subject of this contract and the contract will terminate ipso facto, without the need of judicial or arbitral declaration.

6.3 The payment of each one of the price installments in letters b) to (f) of number six.one above will be effected in the offices of the Notary attesting to this deed or whoever succeeds, substitutes or replaces him, against the signature of the Offeror, of the pertinent public deed of receipt, as well as that which corresponds to the Mortgagee in its case. The burden or optional obligation of the Beneficiary for the Offeror of paying each one of the installments of price mentioned in this section, will be entirely complied with and in a timely manner, upon payment of each of the price installments mentioned in this section, with the delivery to the Notary that attests to this deed, of a sight draft issued in the name of the Offeror, and in its case the Mortgagee, for the pertinent sum. Each sight draft must be delivered at the latest within the time periods that are mentioned in literals (b) to (f) of section 6.1 above. The sight drafts must be issued by the sum corresponding to the installment in question in accordance with the observed publicized exchange rate that may correspond to the day of payment in its equivalent in pesos national currency of Chile. The Notary will not deliver to the Offeror, and to the Mortgagee in its case, or whoever represents his rights, the sight draft which may correspond to it, except against the signature of all of them in the pertinent public deed of receipt (with granting or cancellation and release in the case of the Mortgagee in the terms of the section 7.4 of the seventh clause below). The memorandum of the public deed of receipt will be delivered by RCR to the intervening Notary. The notaries dues that are caused by reason of these payments will be for account of the Beneficiary.

SEVENTH. MORTGAGE DEBT, PAYMENT AND RELEASE OF ENCUMBRANCES.

7.1. By public deed of October 13, 2008, delivered in the Notary of Copiapó of Mr. Hernán Cañas Valdés, Mr. Mario Leoncio Contreras Villar, Mr. Luis Juan Depetris Deflorian and Asesorías e Inversiones Invermondo Limitada signed an agreement called “Transaction, Resciliation of Purchase Sale of Mining Claims, Release and Transaction”, hereinafter the “Transaction” by virtue of which, principally, such parties annulled a sale of the mining claims “Simonetta 1 al 20” (subject of the present option.) of Mr. Mario Leoncio Contrreras Villar to Asesorías e Inversiones Invermondo Limitada, the former maintaining the domain of such mining claims, recognizing a debt of four thousand two hundred Unidades de Fomento in favor of Mr. Luis Juan Depetris Deflorian and Asesorías e Inversiones Invermondo Limitada, payable in cash to the latter in the event of the subscription of a deed of purchase sale or of sales option or any other convention that would imply a payment in favor of Mr. Mario Leoncio Contreras Villar for the concept of the mining claims “Simonetta 1 al 20” for the sum of the Debt as minimum (the “Debt”).

7.2. In order to guarantee the payment of the Debt indicated in the preceding section, Mr. Mario Leoncio Contreras Villar constituted over the mining claims “Simonetta 1 al 20” in favor of Mr. Luis Juan Depetris Deflorian and Asesorías e Inversiones Invermondo Limitada the following encumbrances: (I) Mortgage registered on folio 129, number 512, of the Registry of Mortgages and Encumbrances corresponding to the year 2000 of the Registrar of Mines of Copiapó and (ii) Prohibition to encumber and alienate and to enter into any kind of acts and contracts, registered on folio 57, number 33, of the Registry of Prohibitions and Interdictions corresponding to the year 2000 of the same Registrar of Mines.

7.3. The Mortgagor, Mr. Mario Leoncio Contreras Villar hereby binds himself to pay the debt to the Mortgagee, that is, jointly Mr. Luis Juan Depetris Deflorian and Asesorías e Inversiones Invermondo Limitada, in the following terms:

(i) For the purpose of this agreement, the parties convene in transforming the Debt Recognized in four thousand two hundred Unidades de Fomento, to the sum of US$ 176.000 (one hundred and seventy six thousand dollars of the United States of America.

(ii) The Mortgagor binds itself to pay to the Mortgagee the aforementioned sum in two installments, the first of US$ 50,000 (fifty thousand dollars of the United States of America) payable with the proceeds of the payment that must be made to RCR of the installments indicated in sections c) and d) of section 6.1 of the sixth clause above.

(iii) for the purpose of materializing such two payments, the Mortgagor authorizes and hereby gives special and irrevocable mandate to RCR so that if this Option Contract remains in effect at the date when each of the payments referred to must be made, pay directly to the Mortgagee the sums detailed in the previous literal deducting such amounts from the value of the installments that it must receive in the capacity of Offeror of this Option. Furthermore, the Mortgagor consents and accepts hereby that if the payment is relevant, it will directly receive from: 1) the installment indicated in letter c) of section six.one of the sixth clause, the sum of fifteen thousand dollars, the remaining fifty thousand dollars being applied to the payment of the Debt, in the terms mentioned in this section; and 2) the installment indicated in letter d) of section 6.1 of the sixth clause, the sum of twenty four thousand dollars, the remaining one hundred and twenty six thousand dollars to be applied to the payment of the debt, also in the previous terms of this section. Record is expressly left of the fact that the mandate that is hereby given by the Mortgagor to RCR is of a gratuitous nature and that the attorney in fact is exempted from the obligation to render account of its fulfillment.

(iv) With respect to the payments that RCR must make to the Mortgagee by virtue if this section seven.three, y will be made in a sight draft taken to the order of Mr. Luis Juan Depetris Deflorian, for which the Mortgagee confers to him a special and irrevocable mandate in order that he may receive such payments, give receipts, cancellations and releases, and subscribe the rest of the acts or contracts, by public or private instrument, that may be pertinent, even being able to transact wherein necessary.

(v) Once both installments of the debt are paid and cancelled, the Mortgagor may request the Mortgagee for a public deed of release of the transaction.

7.4. Mr. Luis Juan Depetris Deflorian, pro se and on behalf of Asesorías e Inversiones Invermondo Limitada hereby releases for the sole effect of the execution of this Option Contract the constitution of the mortgage and prohibition identified in section 7.2 above. This mortgage and prohibition will be cancelled and released definitively against the payment of the second installment of the Debt at the time of the payment of the price installment of the Option indicated in literal d) of section 6.1 of the sixth clause above. For these purposes, the Mortgagee binds itself to grant such declaration of cancellation and release of the mortgage and prohibition in the deed of receipt for payment to which section 6.3 of such clause six refers.

7.5. In case RCR should wish to desist from the Option subject of this contract before January 23, 2012, RCR binds itself to give written notice to the Mortgagee in a period that cannot be under thirty days of the due payment date that on account of the fixed part of the price of purchase sale has to be made until such date according to section 6.1 of clause six above. In the event that for any reason or motive RCR should delay in making a payment of those detailed in letters b) to (d) of such section 6.1 of clause six above, when RCR has a waiting time of fifteen days from the date of the expiration of the respective installment to get up to date in the payment.

If as a consequence of the termination of this Contract the Mortgagee does not receive the payment of one or of both installments indicated in section 7.3 above, it will be understood that the debt is still unpaid, either for the total or the balance that may be pertinent as may be the case.

7.6. Furthermore, the Mortgagor and the Mortgagee expressly declare that RCR has no obligation of any kind for the Mortgagee with respect to the debt or any other type of obligation relative to the Transaction, RCR acting only and exclusively by instruction and mandate of the Mortgagor, in the terms indicated in this seventh clause. Likewise, the Mortgagee recognizes expressly that any notice and other acts that RCR promises to carry out in its favor in this contract constitute acts of mere liberality that do not constitute contractual obligations for RCR or that give rise to claims o an action on the part of the Mortgagee against RCR in case of omission, delay or imperfection in its fulfillment.

EIGHTH: OBLIGATION OF THE OFFEROR WITH RESPECT TO THE PROPERTIES.

The Properties subject of this Option must be maintained during their effectiveness by the Offeror free from any encumbrance, prohibition (with the exception of the mortgage and prohibition that in this same instrument is constituted in favor of RCR), embargo and litigation, and the Properties must be in such situation at the time when the Offer is accepted and if the purchase sale offered is implemented. It will be the obligation of the Offeror to perform at its cost all the actuations that RCR may require during the effectiveness of the Option tending to solve any defect or objection of the domain titles of the Properties. If this is not done RCR may request the arbitrator to keep in his hands all or part of the price of the Option until this has been corrected according to the law.

NINTH. STATE IN WHICH THE PROPERTIES WILL BE SOLD.

The Properties will be sold as they are, with all their uses, entitlements, rights and easements registered, the seller responding for the clearing of title in accordance with the law.

TENTH. RESPONSIBILITY FOR THE OBTAINMENT OF THE PERMITS

The parties place on record that the obtainment of any kind of permits that may be required for the exploration and/or exploitation of the Properties will be for the exclusive account of RCR, and in this case the Offeror must provide all the collaboration that is possible.

ELEVENTH. ASSIGNMENT OF RIGHTS

It is hereby convened that RCR will be authorized to assign either fully or partially the rights and obligations that arise for it from this Contract, the assignee becoming responsible for the same obligations that RCR contracts in this instrument and about which express record must be left in the assignment contract, for which it will suffice to send to the Offeror written notice about such assignment, to which a true copy of the assignment contract will be attached. The Offeror cannot assign any of its rights and obligations without the prior written consent of RCR.

TWELFTH. FORCE MAJEURE

It is hereby convened that the obligations assumed by RCR by virtue of this Contract in favor of the Offeror, specifically those relative to the payment of the price of purchase sale detailed in the sixth clause above, will be suspended in cases when events constitutive of Force Majeure occur according to the definition of such concept by Article 45 of the Civil Code, including events such as, but although this is not limitative, expropriation or confiscation of the facilities, fulfillment of orders or requirements of any governmental authority, opposition of the owners of superficial lands comprised by the Properties, acts of war, rebellion, sabotage and damages that result from them, fire, floods, earthquakes, explosions or accidents, popular riots, illegal strikes or other similar cause, whether of the same kind or nature or that have not been under the control of RCR, and that even exercising reasonable care could not have been prevented. This does not release RCR from its obligation of maintenance of the Properties, including the payment of the claim fees. RCR must give notice in writing to the Offeror and if pertinent, to the Mortgagee, of any event of Force Majeure within the period of ten calendar days, counted from the date on which such event occurred. Once the event has terminated RCR must also communicate it in writing, and the fulfillment of the obligations will be resumed immediately. In case of disagreement in the qualification of the eventual force Majeure, the Offeror may resort to the arbitrator appointed in this instrument, requesting what is considered convenient for its rights.

THIRTEENTH. NOTICE OF TERMINATION OF CONTRACT

At its sole discretion, during the effectiveness of this Contract, RCR may terminate it at any moment giving notice to the Offeror and, if the payment of the debt is still pending, also to the Mortgagee, applying what is provided in Number six point four of the sixth clause above – with 30 days advance, subject to the fact that it complies with all the obligations that are detailed in the following fourteenth clause. In any event, if the Option is not exercised within the period of forty eight months conferred in this Contract, notwithstanding not sending such notice, it will be understood that RCR has waived such exercise. From the date of such notice, RCR will cease to have any obligation with respect to the Properties and payments to the Offeror (and consequentially to the Mortgagee in the event its Debt is still unpaid) with the exception of what is convened in the following fourteenth clause.

FOURTEENTH. OBLIGATIONS OF RCR UPON TERMNATION OF THE CONTRACT.

If for whatever reason the purchase sale offered is not implemented, RCR must deliver free to the Offeror the information obtained as a result or on occasion of the exploration made in accordance with this Contract both geological, of drillings, samplings, geophysics, analyses, core drills, grades, etc., the list given being merely exemplary. Likewise, RCR must clear the Properties to which this Contract refers and that will be the object of exploration completely from staff, constructions, installations, equipment, provisions and machinery. RCR must comply with these obligations within the maximum term of sixty days, counted as may be pertinent from the date on which it gives notice by certified letter of its decision of not persevering in the purchase sale contract offered or else when the period of effectiveness of the option expires.

FIFTEENTH. EXCHANGE RATE.

The quantities of currency expressed in dollars in this deed will be liquidated in pesos, national currency, at the Exchange rate of the observed dollar of the United States of America published in the Official Gazette on the day of the respective calculation, in accordance with what is provided in No. 6 of chapter I of the Compendium of International Exchange Rules. In the absence of such rate of exchange, the rate of Exchange to which reference is made in article 20 first paragraph of Law 18,010 will be applied.

SIXTEENTH. COMMUNICATIONS AND NOTICES.

Any notice or communication that one of the parties must send to the other as stipulated herein, and provided it does not contemplate a special form of notice, must be sent in writing, in Spanish, to the Offeror, and to the Mortgagee if pertinent and it will be considered delivered if the party notified receives it in its domicile indicated at the beginning of this Contract, or, if it is sent by certified mail, the remittance is made by a Notary Public with the rights prepaid and the letter is addressed to such party in its aforementioned domicile. In the notices by certified letter the party to whom it is addressed will be understood notified on the fifth business day after it is sent. Either of the parties can, through notice sent to the other party in the way foreseen in this Clause, change its domicile for the reception of such notices. The notices can also be sent by fax or electronic mail, but the original must be sent by Mail or by hand within the following twenty four hours.

SEVENTEENTH. MORTGAGE AND PROHIBITION.

In order to guarantee the proper fulfillment of this contract, the Offeror hereby constitutes in favor of RCR, for whom its representative accepts, second degree mortgage with respect to the Properties and prohibition to encumber, alienate o4r dispose in any way of the Properties, or enter into acts or contracts that limit or affect the tenancy, possession or4 ownership of the Properties without the prior and written consent of RCR, including among the Properties the exploration concessions or mining claims that succeed or substitute such Properties, for which the Offeror must concur at the simple requirement of RCR to the execution of the deeds that may be necessary to materialize such mortgages and prohibitions. Once the acceptance of the offer of purchase dealt with in this Contract is given or else if such Option is waived, the mortgage and prohibition will have no value or effect and the Registrar of Mines of Copiapó may be requested to release them. It is placed on record that upon release of the mortgage and prohibition constituted in favor of Luis Juan Depetris Deflorian and Inversiones Invermondo Limitada, as stipulated in sections 7.1 and 7.2 herein, this in accordance with the conditions indicated previously, the mortgage that through this clause is constituted will, only for that fact, become first degree mortgage, without the need of any declaration, which will be placed on record by the respective Registrar of Mines upon exhibition of this instrument.

EIGHTEENTH. EXPENSES

The dues charged by the Notary and the Registrar of Mines and Real Estate shall be for account of RCR.

NINETEENTH . ARBITRATION.

Should there arise any discrepancy, difficulty, difference of opinion or controversy between the parties in relation with the effectiveness of this Contract, the validity, interpretation, breach, partial fulfillment, execution or partial lack of execution or resolution thereof or any other cause in relation with this agreement, will be resolved by arbitration, hereby appointing for such purpose and in the order indicated Mr RAFAEL VERGARA GUTIERREZ, if he should be unable, Mr. JUAN LUIS OSSA BULNES and in defect of the latter Mr. CARLOS HOFFMANN CONTRERAS. If none of the above can accept the position, the respective arbitrator shall be appointed in accordance with the Regulations of Centro de Arbitrajes de la Cámara de Comercio de Santiago A.G., whose provisions are evidenced in the public deed of December 10, 1992 delivered in the Notary of Santiago of Mr. Sergio Rodríguez Garcés, and its subsequent modifications that form an integral part of this clause, the parties declare they know and accept. The parties shall appoint the arbitrator ex aequo et bono by mutual agreement and in case of disagreement, the parties grant special irrevocable mandate to Camara de Comercio de Santiago A.G., so that, at the written request of either of them, he may appoint the arbitrator ex aequo bono from among the members of the arbitral corps of Centro de Arbitrajes of that Chamber and who is or has been Professor of Mining Law of any of the Faculties of Law of the Universidad de Chile or Universidad Católica de Chile, or, otherwise a Professor of Civil Law of any of such Faculties. There will be no appeal against the resolutions of the arbitrator, so that the parties expressly waive them. The Arbitrator will be especially authorized to resolve any matter related with his competence and/or jurisdiction.

TWENTIETH. JURISDICTION.

For all legal purposes that can be derived from this agreement, the parties establish their domicile in the city of Santiago.

TWENTY FIRST- FACULTY.

The bearer of a certified copy of this deed is empowered to request the registrations, subregistrations and annotations in the Registrars that may be relevant. Messrs. Jorge Christian Quinzio Santelices and Marcelo Antonino Olivares Cabrera are also authorized so that either of them may correct the errors of citation or omission in the parts where they may have incurred in this Contract with respect to the identification of the Properties and for this purpose may present one or more memoranda with the respective Registrar and/or deliver or sign deeds or public or private instruments which are necessary or convenient.

TWENTY-SECOND: ONLY AND DEFINITIVE AGREEMENT

The appearing parties declare that this Option Contract constitutes their only and definitive agreement with respect to the Properties, declaring furthermore that the Letter of Intent executed between the Offeror, represented by Mrs. Maria Hortensia Contreras Guaita and RCR by private instrument authorized in the Notary of Copiapó of Mr. Hernan Cañas Valdes, on November 6, 2009, has been fully complied with and they give each other the broadest and most complete release.

AUTHORITIES: The authority of Mr. FRANCISCO SCHUBERT SEIFFERT and of Mr. MARCELO ANTONINO OLIVARES CABRERA to appear on behalf of RIO CONDOR RESOURCES S.A. is evidenced in public deed delivered on December 15, 2009 in the Notary of Santiago of Mrs. Antonieta Mendoza Escalas, which is not inserted as it is known to the parties and to the attesting Notary.

The authority of Mr. LUIS JUAN DEPETRIS DEFLORIAN to appear on behalf of Asesorías e Inversiones Invermondo Limitada is evidenced in public deed delivered on March 11 2003, delivered in the Notary Public of Santiago of Mr . Enrique Morgan Torres, which is not inserted as it is known to the parties and to the Attesting Notary.

IN WITNESS WHEREOF, after reading, this is signed. Copy is given.

/s/ Francisco Schubert Seiffert
Francisco Schubert Seiffert
On behalf of Rio Condor Resources S.A.

/s/ Marcelo Antonino Olivares Cabrera
Marcelo Antonino Olivares Cabrera
On behalf of Rio Condor Resources S.A.

/s/ Mario Leoncio Contreras Villar
Mario Leoncio Contreras Villar

/s/ Luis Juan-Depetris Deflorian
Luis Juan-Depetris Deflorian
By himself and on behalf of Asesorias e Inversiones Invermondo Limitada